Note 2. Fund Mergers

Pursuant to a plan of reorganization approved by the shareholders of the SunAmerica Strategic Investment Series, Inc. SunAmerica Aggressive Growth LifeStage Fund, SunAmerica Moderate Growth LifeStage Fund, SunAmerica Conservative Growth LifeStage Fund and SunAmerica Equity Funds Focused Dividend Strategy Portfolio (referred to herein as the "Prior Focused Dividend Strategy Portfolio) on January 30, 2004 all the assets and liabilities of the determined SunAmerica Strategic Investment Series, Inc. and SunAmerica Equity Funds were transferred in a tax-free exchange to a determined SunAmerica Focused Series, Inc. Portfolio. Except for the Focused Dividend Strategy Portfolio, the SunAmerica Focused Portfolios are the surviving entities in conjunction with the reorganizations. The Focused Dividend Strategy Portfolio adopted the prior financial and performance record of the prior Focused Dividend Strategy Portfolio. The details of the reorganizations, which were consummated on February 23, 2004, are set forth below.

The Focused Equity Strategy Portfolio acquired all of the assets and liabilities of the SunAmerica Aggressive Growth LifeStage Fund. Class A, Class B, Class C and Class I shares of the SunAmerica Aggressive Growth LifeStage Fund were exchanged, tax free for Class A, Class B, Class C and Class I shares of Focused Equity Strategy Portfolio, respectively. The Focused Balanced Strategy Portfolio acquired all of the assets and liabilities of the SunAmerica Moderate Growth LifeStage Fund and the SunAmerica Conservative Growth LifeStage Fund. Class A, Class B, Class C and Class I shares of the SunAmerica Moderate Growth LifeStage Fund and SunAmerica Conservative Growth Lifestage Fund were exchanged, tax free for Class A, Class B, Class C and Class I shares of Focused Balanced Strategy Portfolio, respectively.

Net assets and unrealized appreciation (depreciation) as of the merger date were as follows:
Net assets of Focused Equity Strategy Portfolio
  prior to merger . . . . . . . . . . . . . . . . . . . $354,084,991
Net assets of SunAmerica Aggressive Growth LifeStage
  Fund prior to merger. . . . . . . . . . . . . . . . . $ 26,230,199
Aggregate net assets of Focused Equity Strategy
  Portfolio following acquisition . . . . . . . . . . . $380,315,190
Unrealized appreciation (depreciation) in SunAmerica
  Aggressive Growth LifeStage Fund . . . . . . . . . . .           -
Net assets of Focused Balanced Strategy Portfolio
  prior to merger . . . . . . . . . . . . . . . . . . . $307,179,095
Net assets of SunAmerica Moderate Growth LifeStage
  Fund prior to merger  . . . . . . . . . . . . . . . . $ 40,081,061
Net assets of SunAmerica Conservative Growth
  LifeStage Fund prior to merger. . . . . . . . . . . . $ 24,946,412
Aggregate net assets of Focused Balanced Strategy
  Portfolio following acquisition . . . . . . . . . . . $372,206,568
Unrealized appreciation (depreciation)in SunAmerica
  Moderate Growth LifeStage Fund . . . . . . .  .  .  .            -
Unrealized appreciation (depreciation)in SunAmerica
  Conservative Growth LifeStage Fund. . . . . . . . . . $    188,747

Effective February 23, 2004, the SunAmerica Equity Funds Focused Dividend Strategy Portfolio was reorganized into SunAmerica Focused Series, Inc. Focused Dividend Strategy Portfolio, a newly created Portfolio in the SunAmerica Focused Series, Inc. The Focused Dividend Strategy Portfolio changed its fiscal year end from September 30 to October 31.